            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 49 to the Registration Statement on Form N-1A (the "Registration Statement") of our reports dated December 6, 2007, relating to the financial statements and financial highlights appearing in the October 31, 2007 Annual Reports to Shareholders of Vanguard International Value Fund and Vanguard Diversified Equity Fund, which reports are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Financial Statements" and "Service Providers--Independent Registered Public Accounting Firm" in the Statement of Additional Information.









PricewaterhouseCoopers LLP
Philadelphia, PA

July 17, 2008